Contacts:
Ligand Pharmaceuticals Incorporated		LHA Investor Relations
Todd Pettingill		Bruce Voss
Email:	investors@ligand.com	Email:	bvoss@lhai.com
Phone:	(858) 550-7500	Phone:	(310) 691-7100
Twitter:	@Ligand_LGND

Ligand Reports Second Quarter 2018 Financial Results

Updates 2018 Full Year Guidance

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO (August 6, 2018) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and six months ended June 30, 2018, and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“The second quarter was punctuated by major positive corporate events that are driving our financial success and highlighting the potential of our business model. Our OmniAb business is flourishing. We continue to enter new OmniAb drug research contracts, there are now a record number of OmniAb programs in clinical trials and we entered a $47 million amendment with Wuxi to grant it additional flexibility to pursue more antibody-based deals while preserving our royalty economics. Our two lead partnered financial assets, Promacta and Kyprolis, hit all-time revenue highs in the second quarter, putting both drugs squarely on course to exceed $1 billion in revenue in 2018. As well, we saw a flurry of other positive news from partners and an expanding calendar of expected clinical, regulatory or business events including from partners such as Sage, Viking, Seelos, Immunovant and others,” said John Higgins, Chief Executive Officer of Ligand. “The Ligand business model is delivering significant and positive results that match our expectations for the company. We are very pleased with Ligand’s performance.”

Second Quarter 2018 Financial Results

Total revenues for the second quarter of 2018 were $90.0 million, compared with $28.0 million for the same period in 2017. Royalties were $31.4 million, compared with $14.2 million for the second quarter of 2017 and $21.9 million for the third quarter of 2017. Under the new accounting standard ASC 606, adopted as of the start of 2018, second quarter 2018 royalties should be compared with third quarter 2017 royalties due to the timing of revenue recognition. Second quarter 2018 royalties primarily consisted of royalties from Promacta, Kyprolis and EVOMELA®. Material sales were $7.6 million, compared with $5.6 million for the same period in 2017 due to the timing of Captisol® purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $51.0 million, compared with $8.2 million for the same period in 2017, primarily due to the receipt of a $47 million payment from WuXi Biologics to amend its OmniAb platform license agreement.

Cost of goods sold was $1.1 million for the second quarter of 2018, compared with $0.9 million for the same period in 2017. Amortization of intangibles was $3.3 million, compared with $2.7 million for the same period in 2017. Research and development expense was $6.1 million, compared with $4.8 million for the same period of 2017. General and administrative expense was $9.3 million, compared with $6.5 million for the same period in 2017.

GAAP net income for the second quarter of 2018 was $73.2 million, or $2.99 per diluted share, compared with $6.1 million, or $0.26 per diluted share, for the same period in 2017. Adjusted net income for the second quarter of 2018 was $60.6 million, or $2.59 per diluted share, compared with $14.9 million, or $0.67 per diluted share, for the same period in 2017.

As of June 30, 2018, Ligand had cash, cash equivalents and short-term investments of $956.9 million. Cash generated from operations during the 2018 second quarter was $73.6 million.

Year-to-Date Financial Results

Total revenues for the six months ended June 30, 2018 were $146.2 million, compared with $57.3 million for the same period in 2017. Royalties were $52.2 million, compared with $38.4 million for the six months ended June 30, 2017 and $36.1 million for the six months ended September 30, 2017. Under ASC 606, royalties for the six months ended June 30, 2018 should be compared with royalties for the six months ended September 30, 2017 due to the timing of revenue recognition. Royalties for the six months ended June 30, 2018 primarily consisted of royalties from Promacta, Kyprolis and EVOMELA. Material sales were $12.0 million, compared with $6.7 million for the same period in 2017 due to the timing of Captisol purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $82.0 million, compared with $12.2 million for the same period in 2017, primarily due to the receipt of a $47 million payment from WuXi Biologics to amend its OmniAb platform license agreement and due to the receipt of a $20 million upfront payment upon the licensing of Ligand’s GRA program.

Cost of goods sold was $1.9 million for the six months ended June 30, 2018, compared with $1.2 million for the same period in 2017 due to the timing and mix of Captisol sales. Amortization of intangibles was $6.6 million, compared with $5.4 million for the same period in 2017. Research and development expense was $13.5 million in both periods. General and administrative expense was $16.9 million, compared with $13.9 million for the same period in 2017.

GAAP net income for the six months ended June 30, 2018 was $118.4 million, or $4.81 per diluted share, compared with $11.1 million, or $0.48 per diluted share, for the same period in 2017. The six months ended June 30, 2018 income was impacted by a one-time, non-cash gain due to a change in the accounting for Ligand’s investment in Viking Therapeutics, which resulted in marking the investment to market. Adjusted net income for the six months ended June 30, 2018 was $96.2 million, or $4.14 per diluted share, compared with $27.6 million, or $1.25 per diluted share, for the same period in 2017.

2018 Financial Guidance

Ligand is updating its previous guidance for 2018 revenue to be approximately $232 million, including royalties of approximately $120 million, material sales of approximately $23 million and license fees and milestones of approximately $89 million, with the potential for up to an additional $8 million in license fees and milestones. Ligand notes that with revenue of $232 million, adjusted earnings per diluted share would be approximately $6.30.

This compares with previous guidance for 2018 revenue to be approximately $226 million, including royalties of approximately $116 million, material sales of approximately $23 million and license fees and milestones of approximately $87 million, with the potential for up to an additional $10 million in license fees and milestones and adjusted earnings per diluted share of approximately $6.15.

Second Quarter 2018 and Recent Business Highlights

Promacta®/Revolade®

•	Novartis reported second quarter 2018 net sales of Promacta/Revolade (eltrombopag) of $292 million, an $82 million or 39% increase over the same period in 2017.

•
Novartis announced that the FDA has accepted the company's supplemental New Drug Application (sNDA) and granted Priority Review designation to Promacta in combination with standard immunosuppressive therapy for first-line treatment of severe aplastic anemia.

•	Novartis published the results of a survey uncovering the real-world impact of immune thrombocytopenia on patient quality of life.

Kyprolis® (carfilzomib), an Amgen Product Utilizing Captisol

•
On July 26, 2018, Amgen reported second quarter net sales of Kyprolis of $263 million, a $52 million or 25% increase over the same period in 2017. On August 1, 2018, Ono Pharmaceutical Company reported Kyprolis sales in Japan of approximately $11.6 million for the most recent quarter.

•	On June 11, 2018, Amgen announced that the FDA approved the sNDA to add the positive overall survival (OS) data from the Phase 3 ASPIRE trial to the U.S. Prescribing Information for Kyprolis.

•
On April 30, 2018, Amgen announced that the CHMP adopted a positive opinion recommending a label variation for Kyprolis in the European Union to include the final OS data from the Phase 3 ASPIRE trial.

•
On June 1, 2018, Amgen announced results from the Phase 3 A.R.R.O.W. trial of a once-weekly Kyprolis dosing regimen in patients with relapsed and refractory multiple myeloma. Patients in the trial treated with once-weekly Kyprolis achieved a statistically significant 3.6 month improvement in progression-free survival (PFS) compared with the twice-weekly regimen (median PFS 11.2 months for once-weekly Kyprolis versus 7.6 months for twice-weekly Kyprolis; HR=0.69; 95% CI: 0.54-0.88; one-sided p=0.0014). The overall response rate in patients treated with once-weekly Kyprolis was 62.9% versus 40.8% for those treated with the twice-weekly regimen (p<0.0001).

Additional Pipeline and Partner Developments

•
Sage Therapeutics announced that the FDA accepted the filing of a New Drug Application (NDA) for IV-brexanolone for the treatment of postpartum depression, and that the NDA was granted Priority Review status and a Prescription Drug User Fee Act (PDUFA) target date of December 19, 2018.

•
Retrophin announced first patient enrollment in the Phase 3 DUPLEX Study evaluating the long-term nephroprotective potential of sparsentan for the treatment of focal segmental glomerulosclerosis. Topline data from the 36-week interim efficacy endpoint are expected in the second half of 2020.

•
Retrophin announced that the United States Patent and Trademark Office issued a new patent providing coverage for the use of sparsentan in the treatment of IgAN and broadening the existing coverage to include all doses of sparsentan between 200 and 800 mg/day. The patent has a stated expiration date of March 30, 2030.

•
CASI Pharmaceuticals announced that preparations for the EVOMELA commercial launch in China were underway, and that CASI expects formal regulatory application feedback from China’s State Drug Administration.

•
Viking Therapeutics announced that enrollment had been completed in the company’s Phase 2 trial of VK2809 in patients with primary hypercholesterolemia and non-alcoholic fatty liver disease, and that trial results are expected in the second half of 2018.

•
Viking Therapeutics also announced that the results from the company’s Phase 2 study of VK5211 in patients recovering from hip fracture have been selected for presentation at the American Society for Bone and Mineral Research 2018 annual meeting.

•	Melinta Therapeutics announced oral presentations and posters for Baxdela at the American Society for Microbiology’s annual ASM Microbe 2018 meeting.

•
Opthea Limited announced that its Phase 1b trial of OPT-302 in Diabetic Macular Edema (DME) met its primary objective and that the company had dosed the first patient in a Phase 2a randomized, controlled clinical trial evaluating OPT-302 in patients with persistent center-involved DME.

•
Opthea Limited announced it reached the mid-way point of patient recruitment for its Phase 2b clinical trial of OPT-302 in wet age-related macular degeneration and plans to report primary data from the study in early 2020.

•	Merrimack Pharmaceuticals announced a poster presentation related to seribantumab at the 2018 American Society of Clinical Oncology (ASCO) Annual Meeting.

•	Seelos Therapeutics announced a merger agreement with Apricus Biosciences, to form a combined publicly-traded company focused on developing a portfolio that includes Ligand-partnered CNS programs.

•	Aldeyra Therapeutics announced enrollment of the first patient in a Phase 3 clinical trial of topical ocular reproxalap for the treatment of allergic conjunctivitis.

•	Aldeyra Therapeutics also announced that the last patient has been dosed in a Phase 2b clinical trial of topical ocular reproxalap in dry eye disease.

•
Syros Pharmaceuticals announced new preclinical data showing that Captisol-enabled SY-1365, a first-in-class selective cyclin-dependent kinase 7 inhibitor currently in a Phase 1 trial in patients with advanced solid tumors, demonstrated potent anti-tumor activity in multiple models of heavily pretreated ovarian cancer.

•
Aptevo Therapeutics announced that it had submitted an Investigational New Drug (IND) application to the FDA to evaluate APVO436 in a Phase 1 clinical study for the treatment of patients with relapsed or refractory acute myeloid leukemia or myelodysplastic syndrome.

•	Aptevo Therapeutics presented new data for APVO436 at the American Association for Cancer Research (AACR) 2018 Annual Meeting.

•	Arcus Biosciences announced that the FDA cleared the IND application for OmniAb-derived AB122 and the company presented a poster on AB122 at the AACR 2018 Annual Meeting.

•	Arcus Biosciences also announced a collaboration agreement with Infinity Pharmaceuticals to evaluate AB122 with IPI-549, an immuno-oncology candidate that selectively inhibits PI3K-gamma.

•
CStone Pharmaceuticals announced two pivotal Phase 2 studies exploring the efficacy and safety of OmniAb-derived CS1001 in patients with natural killer cell/T-cell lymphoma and classical Hodgkin's lymphoma have been initiated and have each enrolled and dosed the first patient.

•	CStone Pharmaceuticals announced a collaboration agreement with Blueprint Medicines to initiate a proof-of-concept clinical trial in China evaluating BLU-554 in combination with OmniAb-derived CS1001.

•	CStone Pharmaceuticals also announced the completion of a $260 million series B financing that will primarily fund clinical development of OmniAb-derived CS1001.

•	MEI Pharma announced a poster presentation related to ME-344 at the 2018 ASCO Annual Meeting.

•	Roivant announced that OmniAb-derived RVT-1401 (previously HL161) will form the foundation of a new company called Immunovant.

•
Nucorion Pharmaceuticals presented preclinical data for its novel liver-targeting prodrug technology program, NCO-1010, for the treatment of hepatitis B at the European Association for the Study of the Liver’s International Liver Congress.

Business Development

•
Ligand announced receipt of a $47 million payment as a result of signing an amendment related to its OmniAb platform license agreement with WuXi Biologics. Under the amended agreement, Ligand will continue to be eligible to earn royalties at the same rate and terms as the previous agreement and the predefined contract payments have been eliminated. With this new business relationship, WuXi Biologics believes it will be able to increase the number of OmniAb antibodies it discovers for its clients in China and around the world.

•
Ligand entered into a research and development agreement with Janssen Pharmaceuticals for the development by Ligand of a heavy-chain-only (HCO) version of OmniChicken, for which Ligand is eligible to earn defined milestone payments. Upon completion of the project, Ligand will be able to make the HCO OmniChicken available to other commercial partners.

•	Ligand entered into OmniChicken license expansions with FivePrime and Amgen, allowing the companies to use the OmniChicken technology.

•	Ligand entered into a Captisol use agreement with Sunshine Lake Pharmaceuticals.

Internal Research and Development

•
Ligand presented a poster at the National Lipid Association's 2018 Scientific Sessions showing that Ligand’s LTP Technology significantly improves liver targeting of the statin rosuvastatin (Crestor®), and may potentially be an effective strategy to increase the therapeutic index of statins and reduce statin intolerance.

•
A paper by Ligand scientists entitled “V(D)J Rearrangement is Dispensable for Producing CDR-H3 Sequence Diversity in a Gene Converting Species” was published in the journal Frontiers in Immunology, highlighting the use of OmniChicken in antibody drug discovery.

Recent Financing

Ligand announced the pricing of $750 million aggregate principal amount (including overallotments) of 0.75% convertible senior notes due 2023 with an initial conversion price of $248.48 per share. Ligand also repurchased 260,000 shares in the transaction and entered into convertible note hedge transactions with the net effect of increasing the effective conversion price of the notes to $315.38 per share. Ligand indicated the net proceeds of the offering will be used for acquisitions, working capital and other general corporate purposes.

Adjusted Financial Measures

The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include stock-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to our equity investments in Viking and Retrophin, unissued shares relating to the Senior Convertible Notes and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, other than with respect to total revenue, the Company only provides guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of our investments in Viking and Retrophin, stock-based compensation expense and effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 591-4752 from the U.S. or (720) 405-1612 from outside the U.S., using the conference ID 9585138. To participate via live or replay webcast, a link is available at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory affairs and commercialization) to ultimately generate our revenue.

Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future revenue, including the timing, mix and volume of Captisol orders, the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners, the timing of regulatory filings with the FDA and other regulatory agencies, the timing of new product launches by Ligand and its partners and the related royalties Ligand expects to receive from its partners, and guidance regarding the full-year 2018 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol material sales and license fees and milestone revenue; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2018 or any portion thereof or beyond; Ligand's 2018 revenues may not be at the levels as currently anticipated; Ligand may not be able to create future revenues and cash flows by developing innovative therapeutics; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; there may not be a market for the product(s) even if successfully developed and approved; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product, and Kyprolis, an Amgen product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Royalties	$31,396	$14,211	$52,216	$38,441
Material sales	7,612	5,550	12,003	6,672
License fees, milestones and other revenues	51,035	8,234	81,981	12,151
Total revenues	90,043	27,995	146,200	57,264
Operating costs and expenses:
Cost of goods sold	1,134	903	1,922	1,244
Amortization of intangibles	3,305	2,706	6,584	5,420
Research and development	6,135	4,822	13,540	13,495
General and administrative	9,294	6,549	16,938	13,872
Total operating costs and expenses	19,868	14,980	38,984	34,031
Income from operations	70,175	13,015	107,216	23,233
Gain (Loss) from Viking	39,963	(1,400)	61,808	(2,406)
Interest Income	2,762	481	3,637	835
Interest expense	(13,454)	(3,341)	(16,933)	(6,638)
Other expense, net	(3,867)	(455)	(4,835)	(531)
Total other expense, net	25,404	(4,715)	43,677	(8,740)
Income before income taxes	95,579	8,300	150,893	14,493
Income tax expense	(22,419)	(2,242)	(32,452)	(3,356)
Net income:	$73,160	$6,058	$118,441	$11,137

Basic net income per share	$3.45	$0.29	$5.58	$0.53
Shares used in basic per share calculation	21,212	21,013	21,209	20,975

Diluted net income per share	$2.99	$0.26	$4.81	$0.48
Shares used in diluted per share calculations	24,438	23,216	24,618	23,117

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$956,927	$201,661
Investment in Viking	59,796	—
Accounts receivable, net	42,001	25,596
Inventory	9,520	4,373
Derivative asset	399,409	—
Other current assets	12,817	5,391
Total current assets	1,480,470	237,021
Deferred income taxes	44,586	84,422
Goodwill and other identifiable intangible assets	307,962	314,543
Investment in Viking	—	6,438
Commercial license rights	20,437	19,526
Other assets	4,829	9,071
Total assets	$1,858,284	$671,021
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$13,694	$9,636
Current portion of contingent liabilities	7,495	4,703
Derivative liability	401,291	—
2019 convertible senior notes, net	210,370	224,529
Total current liabilities	632,850	238,868
2023 convertible senior notes, net	595,912	—
Long-term portion of contingent liabilities	8,146	9,258
Other long-term liabilities	1,563	4,248
Total liabilities	1,238,471	252,374
Equity component of currently redeemable convertible notes	—	18,859
Total stockholders' equity	619,813	399,788
Total liabilities and stockholders' equity	$1,858,284	$671,021

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Net income	$73,160	$6,058	$118,441	$11,137
Stock-based compensation expense	4,812	4,624	9,367	10,669
Non-cash interest expense(1)	12,443	2,882	15,461	5,720
Net change in fair value of derivatives	2,144	—	2,144	—
Amortization related to acquisitions	2,837	5,371	7,673	8,276
Increase in contingent liabilities(2)	1,770	825	2,731	966
(Gain) Loss from Viking	(39,963)	1,400	(61,808)	2,406
Other(3)	454	17	486	8
Income tax effect of adjusted reconciling items above	3,625	(5,287)	5,491	(9,769)
Valuation allowance release	—	—	(1,666)	—
Excess tax benefit from stock-based compensation(4)	(711)	(952)	(2,083)	(1,827)
Adjusted net income	$60,571	$14,938	$96,237	$27,586
Diluted per-share amounts attributable to common shareholders:
Net income	$2.99	$0.26	$4.81	$0.48
Stock-based compensation expense	0.20	0.20	0.38	0.46
Non-cash interest expense(1)	0.51	0.12	0.63	0.25
Net change in fair value of derivatives	0.09	—	0.09	—
Amortization related to acquisitions	0.12	0.23	0.31	0.36
Increase in contingent liabilities(2)	0.07	0.04	0.11	0.04
(Gain) Loss from Viking	(1.64)	0.06	(2.51)	0.10
Other(3)	0.02	—	0.02	—
Income tax effect of adjusted reconciling items above	0.15	(0.23)	0.22	(0.42)
Valuation allowance release	—	—	(0.07)	—
Excess tax benefit from stock-based compensation(4)	(0.03)	(0.04)	(0.08)	(0.08)
2019 Senior Convertible Notes share count adjustment	0.11	0.03	0.23	0.05
Adjusted net income	$2.59	$0.67	$4.14	$1.25

GAAP-Weighted average number of common shares-diluted	24,438	23,216	24,618	23,117
Less: 2019 Senior Convertible Notes share count adjustment	1,052	1,080	1,385	1,010
Adjusted weighted average number of common shares-diluted	23,386	22,136	23,233	22,107

(1) Non-cash debt related costs is calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Changes in fair value of contingent consideration related to CyDex and Metabasis transactions.

(3) Mark to market adjustments relating to our equity investment in Retrophin net of amounts due to a third party licensor, absorbed losses from an investment accounted for under the equity method, and excess tax expense from non-deductible derivative expenses.

(4) Excess tax benefits from stock-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of income pursuant to ASU 2016-09, which was previously recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

# # #